Exhibit 99.1
For Immediate Release:

Emerald Acquires MJBiz, a Leading B2B Event and Content Platform for the Cannabis Industry
~ Diversifies into Cannabis Industry for Immediate Expansion and Growth ~

NEW YORK, NY. (January 4, 2022) — Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today announced that it has completed the acquisition of MJBiz, the leading event producer and content platform serving the wide range of companies operating in the large and rapidly growing cannabis industry. The addition of MJBiz further accelerates Emerald’s strategy of delivering 365-day customer engagement while also enhancing its portfolio optimization efforts by providing a preeminent platform to expand into one of the highest growth business sectors in North America.
MJBiz Acquisition Highlights:

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Founded in 2011, MJBiz produces MJBizCon, the oldest and leading B2B cannabis trade show in America, the Emerald Conference and related media brands including MJBizDaily, Hemp Industry Daily and MJBiz Magazine.

•	In 2021, MJBiz’s revenues were approximately $27 million, which were near pre-pandemic levels.

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MJBizCon is a top trade show in the cannabis industry having featured more than 1,200 exhibiting companies and 27,000 attendees, including over 18,000 paid registrations, at the October 2021 event, rivaling pre-pandemic levels.

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The MJBiz platform delivered 38% compound annual revenue growth in the three years prior to the pandemic (2017-2019). In addition to operating the leading cannabis industry trade show, the MJBiz brand is the leading source for actionable business intelligence in the cannabis industry.

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MJBiz management, including CEO Chris Walsh, Senior Vice President of Events and Sales, Jess Tyler, and Senior Vice President of Content and Audience Development, Pam Moore, will continue to lead the day-to-day operations of the business utilizing their exceptional knowledge and experience in the event and content platforms.

Hervé Sedky, Emerald’s President and CEO, said, “This is a transformational acquisition for Emerald as it represents an important next step in the implementation of our strategic initiatives and underscores our commitment to evolve and grow our customers’ businesses 365 days a year.”

Mr. Sedky added, “We have long admired MJBiz’s sterling reputation for being the most trusted event and content producer serving the business side of the cannabis and hemp industries and their respective participants. MJBiz’s leading event and content portfolio coupled with their 365-day engagement platform, which connects the entire cannabis supply chain, will diversify our collective product offerings, enhance our growth profile and enable us to deliver even greater value to our customers over the long term.”

Cassandra Farrington, MJBiz Cofounder and Chair of its Board, commented, “Our organization has experienced massive growth since its inception, initially as a how-to resource to help dispensary owners run their businesses better, into our position today as the leading commercial resource for the cannabis sector. Integrating with a larger organization provides the additional resources and channels to unlock the next phase of MJBiz’s growth and is the right next step in our evolution as a business. We chose Emerald because they clearly value the unique aspects of our brand and are committed to serving the industry’s expansion.”

Emerald paid $120 million as initial consideration upon closing of the transaction, with potential future payments contingent on the performance of MJBiz through 2022.

MJBiz was exclusively represented and advised by Jeff Gruenhut and John McGovern of Grimes, McGovern & Associates.

MJBiz co-founders and Board members, Cassandra Farrington and Anne Holland, will continue to consult with the business.

MJBiz’s next events include the Emerald Conference, February 27-March 1, 2022, in San Diego, CA at the Loews Coronado Bay Resort, and MJBizCon, November 15-18, 2022, in Las Vegas, NV at the Las Vegas Convention Center.

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Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, including, but not limited to, Emerald’s expectations regarding the strategic and financial benefits from the acquisition of MJBiz. These statements involve risks and uncertainties, including, but not limited to, Emerald’s ability to successfully integrate MJBiz’s business; the expected levels of MJBiz’s revenue and profitability growth; and economic, competitive, governmental and regulatory factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

About Emerald:
Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more information, please visit http//www.emeraldx.com/.

About MJBiz:
MJBiz is the leading B2B resource for the cannabis industry. Founded in 2011, it is the most trusted independent publisher and event producer serving America’s cannabis industry entrepreneurs and investors. MJBiz produces America’s oldest and largest cannabis trade show: MJBizCon. The 2015-2019 events were each named to Trade Show Executive’s (TSE) Fastest 50 list, and in 2019 MJBizCon was #72 on TSE’s Gold 100. The 2022 event will return to Las Vegas November 15-18, 2022. The MJBiz team also produces MJBizDaily and other media outlets covering news and analysis of the marijuana and hemp industries. For more information about MJBizCon or MJBizDaily, please visit www.mjbizdaily.com.

Financial Contact:
Emerald Holding, Inc.
David Doft
Chief Financial Officer
1-866-339-4688 (866EEXINVT)

Emerald Media Contact:
Beth Cowperthwaite
SVP, Communications
203-606-6243
Beth.cowperthwaite@emeraldx.com

MJBiz Media Contact:
Tess Woods
617-834-9932
twoods@mjbizdaily.com

Source: Emerald Holding, Inc.